Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

DANDRIT BIOTECH USA, INC.,

A DELAWARE CORPORATION

DanDrit Biotech USA, Inc., a corporation (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCA”), does hereby certify:

1.	By unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article FIRST to read as follows:

The name of this Corporation is Enochian Biosciences Inc. (the “Corporation”).

2.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCA.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed, this 2nd day of March, 2018.

By: /s/ Eric Leire
Name: Eric Leire
Title: Chief Executive Officer